EXHIBIT 10.15

STRATEGIC MARKETING AGREEMENT

THIS STRATEGIC MARKETING AGREEMENT is entered into by and between Best Buy Co., Inc., on behalf of itself and its designated subsidiaries and affiliates, including Best Buy Stores, L.P. and BestBuy.com, Inc., with offices at 7075 Flying Cloud Drive, Eden Prairie, Minnesota 55344, (“Best Buy”) and NetFlix.com Inc., a Delaware corporation, with offices at 970 University Avenue, Los Gatos, California 95032 (“NetFlix”).

NOW, THEREFORE, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.    DEFINITIONS

1.1.	“Agreement” refers to this Strategic Marketing Agreement, all exhibits, attachments, addenda, and schedules referred to herein, as it or they may be amended from time to time.

1.2.
“Best Buy Site” means the sites operated and controlled by Best Buy, located on the world wide web portion of the internet and identified by the URLs www.bestbuy.com, www.samgoody.com, www.suncoast.com, www.mediaplay.com, www.oncue.com, and such other internet sites that are hosted on file servers operated by or on behalf of Best Buy or operated under Best Buy’s trademarks and trade name, whether or not “co-branded” with the trademarks or trade names of other entities, regardless of whether such sites are accessed directly through a personal computer or through a kiosk or terminal located in a Best Buy retail store, or via devices such as (but not limited to) mobile phones, web devices, portable digital devices, wireless devices, etc. The Best Buy Site shall exclude the Co-branded Site.

1.3.
“Best Buy’s [*]” means[*], directly or indirectly, from or regarding (a) Best Buy’s [*]are not [*]and (b) Best Buy’s [*]are[*], but only for that [*]which is received from such customers because of [*]which are not related to this Agreement. Best Buy’s[*] also includes all[*] created or derived from the above, including but not limited to [*]; and any[*].

1.4.
“Buy Button” means a prominently displayed text, button, icon, or other image that links a consumer to a corresponding movie search result page (or other mutually agreed upon page) within the Best Buy Site.

1.5.	“Change of Control” means

1.5.1.	The consummation of the sale of all or substantially all of the assets of NetFlix;

1.5.2.
The consummation of a reorganization, merger, or consolidation to which NetFlix is a party, if the stockholders of NetFlix immediately prior thereto (excluding any person participating in the Change of Control transaction) own less than a majority of NetFlix’ voting power immediately thereafter;

1.5.3.
The acquisition by any person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of more than a majority of the voting power of those classes of voting stock of NetFlix entitled to vote for the election of directors; or

[*] – Confidential Treatment Requested	1

1.5.4.	Any other transaction, whether through change in directorships or otherwise, which has the purpose or effect of substantially changing the persons entitled to direct the affairs of NetFlix.

1.6.	“Co-branded Site” means the web site which is customized for Subscribers, and is more particularly described in Exhibit A.

1.7.	“Competitors” means[*]

1.8.
“Confidential Information” means any information provided by the disclosing party to the receiving party or any third party acting on behalf of such receiving party and relating in any way to the subject matter of this Agreement, whether furnished before or after the Start Date and regardless of the manner in which furnished. Confidential Information includes but is not limited to: (a) all information related to sales of products, such as raw data, reports, and compilations of such data or information (including, but not limited to, information provided pursuant to Section 2.3); (b) information relating to the services performed under this Agreement; (c) work papers, analyses, compilations, projections, and statistical data; (d) product cost and or sale information or data; (e) identities of any current or pending or future vendors or planned products and services to be offered or withdrawn; (f) planned and future promotions and grand opening dates; (g) business plans and forecasts; (h) Best Buy’s [*]; (i) NetFlix’ [*]; and (j) any documents or other items marked “Confidential” or specifically communicated as “Confidential”. Confidential Information does not include any information which: (1) is already known to the receiving party; or (2) becomes available to the receiving party from other sources which the receiving party reasonably believes not to be bound by any obligation of confidentiality, directly or indirectly, to the disclosing party; or (3) is independently developed by the receiving party; or (4) is now or hereafter available to the public through no breach of this Agreement by the receiving party or its employees or agents; or (5) is disclosed by the receiving party in accordance with the terms of a prior written approval of the disclosing party; or (6) [*].

1.9.
“[*]” means the [*]in a calendar week that [*]the Co-branded Site or[*] the Co-branded Site for[*], whether due to any [*]of the Co-branded Site or its related technology, including any proprietary or third-party[*].

1.10.	“[*]” refers to Best Buy’s[*] which allows [*]to [*]for certain [*]and which [*]the necessary [*]information to such [*].

1.11.	“Event of Default” means any one of the following:

1.11.1.	A party breaches any material provision or any warranty of this Agreement; or

1.11.2.	A party becomes insolvent or is adjudged a bankrupt or makes an assignment for the benefit of creditors; or

1.11.3.	A receiver of any property of a party is appointed in any action, suit, or proceeding by or against the party and is not removed within 90 days after such appointment.

1.12.
“Expiration Date” means the latter of (i) date twenty-four (24) months from the Start Date or the next business day if such date falls on a weekend or a holiday; or (ii) the expiration of the Renewal Period.

1.13.	“[*]” means the[*]

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1.14.	“Impression” means an instance where a consumer in a retail venue or a unique user on the internet is exposed to a specified image.

1.15.	“Insert” means Best Buy’s free standing newspaper advertising insert, currently distributed weekly.

1.16.	“Link” means an embedded icon, object, graphic or text within a web page that consists of a hypertext pointer to the URL address of a web page.

1.17.	“[*]” means the [*]due to[*]. shall normally be between the hours of [*] and [*]shall not exceed [*] minutes in a[*] and (b) [*]per[*].

1.18.
“Movie Display Page” means a page on the NetFlix Site that features one specific movie title and which contains information about the movie including but not limited to the cast, credits, synopsis, and reviews.

1.19.
“NetFlix’ [*]” means [*] received or extracted, directly or indirectly, from or regarding NetFlix [*]who are not [*]and all[*] created or derived from the above, including but not limited to [*]and[*], and any[*] of such data.

1.20.
“NetFlix Site” means the site operated by NetFlix, located on the world wide web portion of the internet, the initial, top level display of which is identified by the following URL: <www.netflix.com>, or such other internet site operated under NetFlix’s trademarks and trade name. NetFlix Site shall not include the Co-branded Site.

1.21.	“Promotional Code” means the numbers and/or letters that are used by NetFlix to determine which promotion a Subscriber is signing up under and also to track Subscriber activity.

1.22.	“Renewal Period” shall have the meaning as defined in Section 7.5.

1.23.	“Scheduled Time” means 10,080 minutes less [*]for the [*]week.

1.24.	“Single Use Code” means a code that can only be used one time by one individual.

1.25.	“Shares” means NetFlix’ Series F nonvoting, convertible, preferred stock.

1.26.	“Start Date” shall mean the execution date of this Agreement.

1.27.
“Sticker” means the promotional sticker that is (i) [*] (ii) agreed upon by the parties and shown within the attached, and incorporated herein, Attachment A1. All Stickers shall contain a Promotional Code.

1.28.	“Studios” means the major Hollywood motion picture studios of[*].

1.29.	“[*].

1.30.	“Subscriber Information” means the[*] identity of Subscribers.

1.31.	“Term” means the period of time between the Start Date and the earlier of the Expiration Date or Termination Date.

1.32.	“Termination Date” means the effective date of any termination of this Agreement other than the Expiration Date.

1.33.	[*]

1.34.	[*]

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2.    BEST BUY’S OBLIGATIONS

2.1.	Best Buy shall [*]to promote and market the Co-branded Site as provided in Exhibit C attached hereto and incorporated herein by reference.

2.2.	Best Buy shall [*]its in-store, corporate, and online customer care personnel in order to enable them to [*]customer inquiries about[*].

2.3.	Each month during the term hereof, as such as may be extended, Best Buy shall [*]to furnish NetFlix with[*]), and [*]sold the prior [*]by [*]together with its [*]for each of the[*].

2.4.
Using a file provided monthly by NetFlix, Best Buy will, within [*]days of its receipt of such file, identify for NetFlix those individuals who have signed up for[*] but who were either (a) never [*]or (b) are no longer [*](which in such case Best Buy shall also provide their[*]). Best Buy agrees that NetFlix may contact via email those individuals identified by Best Buy as[*]and inform them that [*]is being increased to [*]and further inform them that[*]. In this email NetFlix will identify a contact at Best Buy, to be provided by Best Buy, to whom any questions on [*]can be directed. Best Buy shall determine in its [*]what constitutes[*]and whether such [*]is considered [*]for purposes of this Agreement.

3.    NETFLIX’ OBLIGATIONS

3.1.
Upon execution of this Agreement, NetFlix shall issue to Best Buy [*]Shares. Upon Best Buy’s request, NetFlix agrees to discuss in good faith, from time to time, the purchase of additional shares by Best Buy.

3.1.1.
In the event, and each time, that NetFlix, prior to (1) the effective date of NetFlix’ registration statement filed under the Securities Act of 1933 in connection with an initial public offering of NetFlix shares; (2) a Change of Control; or (3) becoming subject to the reporting requirements of the Securities and Exchange Act of 1934, issues additional shares of stock during the Term as part of a financing in which a venture capital fund, investment bank, or mutual fund is the largest investor, then Section 3.1 and Section 3.3 shall automatically be amended so that the number of Shares issued and issuable to Best Buy under Section 3.1 and Section 3.3 immediately prior to such financing shall be increased by multiplying such Shares by a fraction, (x) the numerator of which shall be the number of fully diluted common stock equivalent shares outstanding immediately after such financing, and (y) the denominator of which shall be the number of fully diluted common stock equivalent shares outstanding immediately prior to such financing. This Section 3.1.1 and the obligations of NetFlix within it shall terminate immediately in the event that prior to such time this Agreement shall have been terminated by Best Buy or Best Buy shall have materially breached its obligations hereunder.

3.1.1.1.
NetFlix shall deliver the additional Shares necessary to give effect to the retroactive amendment of Sections 3.1 and 3.3 pursuant to Section 3.1.1 within 15 days of the closing of the financing triggering an amendment pursuant to Section 3.1.1.

3.2.	[*]:

3.2.1.	[*];

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3.2.2.	[*]

3.2.3.	[*].

3.3.	[*]:

3.3.1.	[*]

3.3.2.	[*].

3.4.	[*].

3.5.	NetFlix shall create and host the Co-branded Site as more particularly described in Exhibit A.

3.6.
NetFlix shall place and maintain [*]Buy Buttons on the NetFlix Site. NetFlix will place a Buy Button next to [*] that is added to the NetFlix Site and for which a Movie Display Page is created after the Start Date. [*].

3.7.
At Best Buy’s request, NetFlix shall [*] no less than [*]and not more than[*] offering some promotional benefit to Subscribers[*], beginning from the Start Date. The [*]will be either stand alone [*]or be incorporated into existing[*], as the parties shall mutually agree, such as[*]. Best Buy will be responsible for creating and delivering [*]and the [*]to NetFlix subject to NetFlix’s approval, not to be unreasonably withheld.

3.8.
NetFlix agrees that in the event NetFlix enters into any[*] agreement with respect to promotional offers (each, a “[*]Agreement”) in which NetFlix[*] to a [*](each, a “[*]”) [*] which [*]to any such [*]with respect to [*]of this Agreement than [*]to Best Buy[*], then (i) NetFlix shall [*]to [*]within[*] of the effective date of such[*], (ii) Best Buy shall [*]such more [*]in writing within[*], (iii) in the event Best Buy accepts[*], Best Buy shall receive the [*]of such [*]effective the [*]such [*]became effective for such[*], and (iv) this Agreement shall be[*]. Notwithstanding the provisions of this Section 3.8, NetFlix shall be entitled to conduct[*] of [*]that may be [*]to consumers than to Subscribers, without incurring the [*]to offer such[*] Best Buy.

3.9.	During the Term NetFlix shall cooperate with Best Buy to bring NetFlix’s[*] system to Best Buy[*].

3.10.
NetFlix shall be [*]for the creation, production, and delivery of the[*], provided, however, that Best Buy shall [*]NetFlix for its [*]incurred in supplying the [*] to Best Buy. Best Buy undertakes to[*] the usage of[*], and when Best Buy determines that the [*] of [*] would likely be [*], Best Buy will promptly so notify NetFlix in order that NetFlix may [*] Best Buy’s [*] of [*]. If NetFlix [*]to [*] or [*] the [*], then Best Buy may [*]to its retail stores [*]an obligation to [*] the[*] .

3.11.	NetFlix shall provide all [*]for the Co-branded Site as outlined in Exhibit B attached hereto and incorporated herein by reference.

3.12.
NetFlix shall create a series of Promotional Codes which shall be placed on all Stickers and all marketing materials distributed by Best Buy. When the Promotional Code is entered into the NetFlix Site by a Subscriber, the Subscriber shall be [*]to the Co-branded Site within [*]of such entry. All [*] to Best Buy’s distribution centers from [*]shall be subject to the terms of this Agreement.

[*] – Confidential Treatment Requested	5

3.13.
NetFlix shall (a) make its various subscription services available to [*]on the same terms and conditions as other Subscribers, except that it shall [*]them[*] than the [*]for the basic “three out” subscription and (b) make its basic subscription service available to[*], as Best Buy shall[*], provided, further, that no such [*]shall be counted as [*]hereunder in [*]to Best Buy by NetFlix pursuant to[*]. NetFlix reserves the right to immediately terminate and discontinue the use of any [*]if, in NetFlix’ [*]judgment, NetFlix has reason to believe that [*]as it pertains to such code. NetFlix reserves the right to limit the type of code that it makes available to [*]to be a[*]. NetFlix reserves the right to limit the time period for which a particular code is valid. NetFlix shall give notice to Best Buy if it decides to terminate or discontinue the use of any [*]code.

3.13.1.	In the event that Best Buy agrees to amend Section 3.13 to permit NetFlix to [*]the Best Buy [*]to [*]the [*]price then the terms of [*]shall apply.

3.14.
NetFlix shall not directly or indirectly[*], or attempt to[*], Subscriber behavior so as to [*]Best Buy’s [*]pursuant to Sections 3.2 and 3.3 or Best Buy’s [*]pursuant to Section 3.4, including, but not limited to, [*] , or attempting to[*], Subscribers to use the NetFlix Site [*]or [*]the Co-branded Site. Best Buy acknowledges and agrees that NetFlix may pursue[*] that may have the [*]of [*]certain NetFlix subscribers (including Subscribers) to [*], but NetFlix shall in no event pursue any [*]or take [*]the intent of which is to have Subscribers become [*]subscribers [*]of[*] Co-branded Site.

4.    IN-STORE SIGN UPS

4.1.
The parties shall cooperate and mutually work toward allowing customers in Best Buy retail stores to become Subscribers via[*] and according to the specifications in Exhibit D attached hereto and incorporated herein by reference.

5.    PHASED IMPLEMENTATION

5.1.	This Agreement shall be implemented in the following phases:

5.1.1.	Phase I of this Agreement shall consist of the Launch of the Co-branded Site, currently targeted for August 2001;

5.1.2.	Phase II of this Agreement shall consist of the roll-out of Best Buy’s marketing activities to Best Buy retail stores during the Fall of 2001.

5.2.	All dates or timeframes in this Section 5 are for reference purposes only and are not intended to bind a particular party to a particular deadline.

6.    PAYMENT TERMS

6.1.	[*]:

6.1.1.	[*];

6.1.2.	[*];

6.1.3.	[*];

6.1.4.	[*];

6.1.5.	[*];

6.1.6.	[*]

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6.1.7.	[*].

6.2.	[*].

6.3.	The parties agree to exchange documents electronically via (i) traditional Electronic Data Interchange (“EDI”); or (ii) Web-Based Electronic Commerce (“EC”).

6.4.	[*].

7.    TERM; TERMINATION

7.1.	This Agreement shall commence on the Start Date and shall continue until the earlier of the Expiration Date or the Termination Date.

7.2.	Either party may terminate this Agreement if an Event of Default occurs with respect to the other party and such Event of Default is not cured within[*] days of written notice thereof.

7.3.
Upon the[*] occurrence of an Event of Default with respect to a particular party in any [*]period, the non-defaulting party may terminate this Agreement [*]upon written notice without providing the other party the opportunity to cure such [*]Event of Default pursuant to Section 7.2.

7.4.	Immediately upon written notice to NetFlix, Best Buy may terminate this Agreement if NetFlix[*].

7.5.	[*].

7.6.
Immediately upon written notice to NetFlix, Best Buy may [*]fulfilling its marketing obligations herein if [*]have arisen that the [*]or the Co-branded Site [*]upon any party’s[*], such that, in the[*] of Best Buy’s General Counsel:

7.6.1.	Best Buy may have legal exposure that NetFlix cannot appropriately address with its indemnities hereunder;

7.6.2.	Such allegations may materially harm Best Buy’s[*]; or

7.6.3.	Such allegations may materially harm Best Buy’s[*], if any, with any party involved with the making of such allegation.

7.7.
Immediately upon written notice to NetFlix, Best Buy may [*] on a [*], if the [*](i) [*] given to NetFlix or Best Buy for the[*]; or (ii) alleges that[*] was given to NetFlix or Best Buy for the[*]of[*] to the [*]; or (iii) demands that NetFlix or Best Buy[*] the[*] of [*] to the [*] .

8.    WARRANTIES AND REPRESENTATIONS

8.1.	NetFlix hereby represents and warrants that:

8.1.1.
It has the power and authority to enter into this Agreement and to perform its obligations hereunder, and, upon execution and delivery hereof, this Agreement shall constitute valid and binding obligations of NetFlix enforceable in accordance with its terms;

8.1.2.
Entering into and performance of this Agreement by NetFlix does not violate, conflict with, or result in a material default under any other contract or agreement to which NetFlix is a party, or by which it is bound;

[*] – Confidential Treatment Requested	7

8.1.3.
It has obtained, and shall maintain in full force during the Term, such federal, state and local authorizations as are necessary to perform its obligations under this Agreement and shall be in substantial compliance with all applicable laws and regulations governing such performance;

8.1.4.
The Co-branded Site will [*]any United States laws, regulations or ordinances, or the rights of any[*], and will not give rise to any [*]of such[*], including, without limitation, claims of [*]or other [*]rights, violation of[*];

8.1.5.
To the extent it is required to obtain rights, licenses, permissions, clearances, approvals and/or attribution information necessary in connection with the performance of this Agreement, it has done and will continue to do so accurately and completely, and shall incorporate where applicable all necessary credit and/or attribution information;

8.1.6.
It will comply with all applicable laws (both from the United States as well as the rest of the world where applicable) concerning data privacy, as well as the privacy policy displayed on the Co-branded Site, as may be amended from time to time;

8.1.7.	While on Best Buy’s premises, NetFlix and persons employed or conducting business with NetFlix will comply with all policies and procedures promulgated by Best Buy as to Best Buy’s premises;

8.1.8.	The[*]and[*]on the [*]Site shall be[*]with the [*]for sale on the [*]or in [*]; and

8.1.9.	It has, as of the Start Date, removed all [*]on the NetFlix Site [*].

8.2.	Best Buy hereby represents and warrants that:

8.2.1.
Best Buy has the power and authority to enter into this Agreement and to perform its obligations hereunder, and, upon execution and delivery hereof, this Agreement shall constitute the valid and binding obligations of Best Buy enforceable in accordance with its terms.

8.2.2.
Entering into and performance of this Agreement by Best Buy does not violate, conflict with, or result in a material default under any other contract or agreement to which Best Buy is a party, or by which it is bound;

8.2.3.
It will comply with all applicable laws (both from the United States as well as the rest of the world where applicable) concerning data privacy, as well as the privacy policy displayed on the Co-branded Site, as may be amended from time to time;

9.    ASSIGNMENT

9.1.	NetFlix hereby assigns Best Buy all rights NetFlix has to[*] on[*]. Best Buy may only assign such rights to[*].

10.    TRADEMARKS

10.1.
Best Buy hereby grants to NetFlix a limited, non-exclusive, royalty free license to use, exhibit, reproduce, communicate, publicly perform, and transmit Best Buy’s trademarks and logos in the Co-branded Site and on the NetFlix Site under the terms of this Agreement, provided that all such uses will comply with any written branding guidelines provided to NetFlix as may be amended from time to time.

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10.2.
NetFlix hereby grants to Best Buy a limited, non-exclusive, royalty-free license to use, exhibit, reproduce, communicate, publicly perform and transmit the NetFlix trademarks, logos, and any other content provided to Best Buy by NetFlix as reasonably necessary for Best Buy to satisfy its marketing obligations hereunder, including, but not limited to, use on the Best Buy Site, for the creation of one or more Links to the Co-branded Site, for promotional materials, and for advertisements.

10.2.1.
As a condition of this license, all Best Buy uses of NetFlix’ trademarks, logos and other content provided by NetFlix to Best Buy shall be in accordance with the graphic standards and depiction requirements of NetFlix, as may be amended from time to time and as communicated in writing to Best Buy.

10.3.
All licenses granted pursuant to this Agreement shall terminate upon termination of this Agreement, are non-assignable, and may not be sublicensed. However, Best Buy may sublicense or assign such licenses to its subsidiaries and affiliates.

10.4.
Except as expressly provided herein, no property, license, permission or interest of any kind in or to the use of any trademark, trade name, color combination, insignia or device owned or used by a party is or is intended to be given or transferred to or acquired by the other party by the execution, performance or nonperformance of this Agreement or any part hereof. Each party agrees that it will in no way contest or deny the validity of, or the right or title of the other party in or to such trademark, trade name, color combination, insignia or device, by reason of this Agreement, and will not encourage or assist others directly or indirectly to do so, during the lifetime of this Agreement and thereafter. In addition, neither party will utilize any such trademark, trade name, color combination, insignia or device in any manner that would diminish its value or harm the reputation of the other party.

11.    INDEMNIFICATION BY NETFLIX

11.1.
NetFlix agrees to indemnify, hold harmless and defend Best Buy, its officers, directors, employees, agents, affiliates, successors and assigns against any and all claims, counterclaims, suits, demands, actions, causes of action, damages, setoffs, liens, attachments, debts, expenses, judgments, or other liabilities of whatever kind or nature as they are incurred (including but not limited to cost of defense, settlement, and reasonable attorneys’ fees), arising from or out of or in connection with any actual or alleged:

11.1.1.	Breach of this Agreement by NetFlix, including the representations warranties set forth in Section 8.1;

11.1.2.	Violation of any law, rule, regulation, or authority by NetFlix in connection with the performance of this Agreement;

11.1.3.	Negligent, reckless or intentional acts or omissions of NetFlix or its directors, officers, employees, agents, or assigns in connection with the entry into or performance of this Agreement;

11.1.4.	Claim that the performance of this Agreement by Best Buy infringes the patent, copyright, trademark, trade secret or other intellectual property rights of any third party;

11.1.5.	[*]; or

11.1.6.	Claim of [*] in connection with any [*]

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in connection with any [*].

11.2.
Best Buy shall provide NetFlix with: (a) prompt written notice of such claim or action; (b)[*]; and (c) proper and full information and reasonable assistance, provided at[*], in connection with the defense or settlement of any such claim or action. Best Buy shall have the right to participate in the defense at [*]with a counsel of its choosing.

12.    INDEMNIFICATION BY BEST BUY

12.1.
Best Buy agrees to indemnify, hold harmless and defend NetFlix, its officers, directors, employees, agents, affiliates, successors and assigns against any and all claims, counterclaims, suits, demands, actions, causes of action, damages, setoffs, liens, attachments, debts, expenses, judgments, or other liabilities of whatever kind or nature (including but not limited to costs of defense, settlement, and reasonable attorneys’ fees), arising from or out of or in connection with any claim by a third party arising from:

12.1.1.	The breach of this Agreement by Best Buy, including the representations and warranties set forth in Section 8.2; or

12.1.2.	The violation of any law, rule, regulation, or authority by Best Buy.

12.2.
NetFlix shall provide Best Buy with: (a) prompt written notice of such claim or action; (b)[*]; and (c) proper and full information and reasonable assistance, provided at[*], in connection with the defense or settlement of any such claim or action. NetFlix shall have the right to participate in the defense at [*]with a counsel of its choosing.

13.    CONFIDENTIALITY

13.1.
Confidential Information is the sole property of the disclosing party and constitutes confidential trade secrets of the disclosing party, to be held by the receiving party in trust and solely for the disclosing party’s benefit. The receiving party agrees that, except as required under this Agreement, it will not publish, reproduce, disclose or make any use of any such Confidential Information unless the disclosing party authorizes the publication or disclosure of such information in writing or unless the receiving party is required by law, valid court order, or government agency to disclose (but the receiving party shall first give notice to the disclosing party so that the disclosing party may seek a protective order requiring that the information and/or documents to be disclosed be used only for the purposes for which the order was issued).

13.2.
The parties agree to take at least the same precautions to ensure the protection, confidentiality and security of the Confidential Information entrusted to each other and to satisfy their obligations under this Agreement as each would to protect its own confidential information but in no event less than a reasonable standard. The parties shall also limit the access to such Confidential information to only those employees having a need to know, and such employees shall be instructed concerning their obligations to maintain confidentiality. Each party shall return to the other all Confidential Information, or destroy and certify such destruction of all Confidential Information, promptly upon that party’s request.

13.3.	The parties acknowledge that monetary damages may not alone be a sufficient remedy for unauthorized disclosure of Confidential Information. The parties further agree that

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the disclosing party shall be entitled, without waiving any other rights or remedies, to such injunctive or equitable relief as may be deemed proper by a court of competent jurisdiction. Further, the parties acknowledge and agree that if there is a breach or threatened breach of the provisions of this Section 13, then the disclosing party will be irrevocably harmed and entitled to a temporary restraining order, injunction, and/or other equitable relief against the commencement or continuance of such breach without the requirement of posting a bond or proving injury as a condition of relief.

14.    [*]

14.1.
Except as expressly provided in this Agreement, neither party shall provide, sell, distribute, or otherwise grant access to the [*] during the Term without the prior express written permission of the other party. Notwithstanding the above, the parties may [*]to [*]for the purpose of [*] to [*] provided that the party disclosing the [*] to the [*]shall be responsible for the [*] and [*] of the[*].

14.2.	Neither party shall intentionally and knowingly use [*] in any manner which would be reasonably likely to cause material harm [*]. The previous sentence does not in any way limit:

14.2.1.	Either party’s right to [*], or [*] its products or services to the [*] via methods which do not [*];

14.2.2.
Either party’s right to [*] its products and services to [*], without Best Buy’s, provided further that Best Buy grants NetFlix during the Term the right to [*]all such products and services as are [*]on the [*] as of the[*].

14.3.	NetFlix will provide Best Buy with any and all [*]on a [*]basis.

14.4.	All [*] shall be[*]. Except as limited by this Agreement, both parties shall have [*]in all[*].

14.5.
After termination of this Agreement for any reason and for a period of [*]years, neither party shall [*]to to any [*]in any manner which would allow such to that the information[*], this Agreement and the parties relationship hereunder.

14.6.	In the event that NetFlix begins selling [*]through the Co-branded Site which [*]believes in [*] to [*], NetFlix will [*]such [*]from the Co-branded Site within [*].

15.    RELATIONSHIP OF PARTIES

15.1.
NetFlix and Best Buy understand and acknowledge that (a) each shall perform its duties hereunder as the other’s independent contractor and (b) this Agreement does not create a joint venture, partnership, employment or agency relationship between NetFlix and Best Buy.

16.    NOTIFICATIONS OF COMPLAINTS

16.1.
Each party will [*] notify the other in writing, but in no event later than [*]of receipt, of any complaints or claims made by or through any third party or governmental or quasi-governmental agency/body regarding the obligations under this Agreement. Such reports shall contain information reasonably requested by the requesting party but shall contain at least the identity of the party making the complaint, a description of the grievance, the date of receipt by the receiving party of the complaint, the date of efforts to resolve the complaint, and the date and action taken to resolve the complaint.

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17.    DELEGATION OF DUTIES

17.1.
Either party may hire or contract with third party service providers or other subcontractors of their choice to assist that party in fulfilling its obligations pursuant to this Agreement, provided that the party hiring or contracting with any third party service provider or other subcontractor will remain liable for the third party service provider’s or subcontractor’s performance and for the acts or omissions of the third party service provider or subcontractor.

17.2.	Best Buy may assign this Agreement to a parent, subsidiary, or affiliated entity which is at least [*]owned by Best Buy [*]the approval of NetFlix.

17.3.
Except as provided in Section 17.1 and 17.2, neither party shall delegate, or assign any of its rights or duties hereunder without the express written consent of the other party. If the requested party grants any such consent, the requesting party shall be solely responsible for the conduct of its agents, and the granting of such consent shall in no way modify or affect the obligations of the requesting party under this Agreement. Any assignment or delegation not complying with the terms of this Section shall be null and void. In the event of a proper assignment, this Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors, assigns, heirs, executors, administrators, trustees, and legal representatives.

18.    PURCHASES

18.1.
Neither party may purchase goods or equipment in the name of the other party. Neither party may make or incur any debts, liabilities, obligations, or contracts in the name or upon credit of the other party. NetFlix is not entitled to utilize any discount, bonus, or other marketing incentive earned by or made available to [*].

19. [*]

19.1.	[*]

20.    PUBLIC ANNOUNCEMENTS

20.1.
NetFlix will not make any public disclosure or announcement of the existence of this Agreement or the relationship with Best Buy without the prior written consent of Best Buy. Best Buy reserves the right to approve of the contents of any such public disclosure or announcement.

21.    NOTICES

21.1.
All notices, requests, demands, approvals, consents, and other communications which are required or may be given hereunder shall be (1) in writing; (2) addressed to the parties as set forth below, unless a party notifies the others of a change of address (in which case the latest noticed address shall be used); and (3) deemed to have been duly given upon delivery thereof by one of the following means: (a) hand-delivered, (b) first-class mail, postage prepaid, (c) recognized overnight courier, or (d) facsimile or other electronic means provided receipt thereof is verified by the sender.

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Notices To NetFlix:	With a copy to:
NetFlix.com Inc.	NetFlix.com Inc.
Attn: VP Marketing	Attn: General Counsel
970 University Ave.	970 University Ave.
Los Gatos, CA 95032	Los Gatos, CA 95032
408-399-3737 (fax)	408-399-3737 (fax)

Notices To Best Buy:	With a copy to:
Best Buy Co., Inc.	Best Buy Co., Inc.
Attn: Scott Young	Attn: General Counsel
7075 Flying Cloud Drive	7075 Flying Cloud Drive
Eden Prairie, MN 55344	Eden Prairie, MN 55344
(952) 995-7380 (fax)

22.    AUDIT

22.1.
Each party shall have the right to, upon [*] written notice and at [*]times during regular business hours, audit the other party to assure compliance with the terms and conditions of this Agreement. If the audit reveals that a party is not performing in [*]compliance with the terms of this Agreement, then, in addition to any other legal and equitable rights and remedies available, the party not in compliance shall [*]the other for[*]. Notwithstanding anything to the contrary herein, the parties agree that they shall not exercise their right of audit more often than, [*] nor on a date any later than [*]following the termination of this Agreement.

23.    MISCELLANEOUS

23.1.
Governing Law.    This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of New York. The parties to this Agreement consent to the jurisdiction of the state and federal courts located in Minneapolis, Minnesota.

23.2.	Amendments. This Agreement may not be modified except by a writing referencing this Agreement and signed by both of the parties hereto.

23.3.	Headings. The headings contained herein are for the convenience of reference only and are not of substantive effect.

23.4.	[*]Except as otherwise provided herein, this Agreement shall not be [*]to [*]Best Buy and NetFlix. Best Buy shall be[*]to [*]to perform [*]covered hereby.

23.5.
Severability.    If any provision herein shall be deemed or declared unenforceable, invalid or void by a court of competent jurisdiction, the same shall not impair any of the other provisions contained herein which shall be enforced in accordance with their respective terms.

23.6.
Entire Agreement.    This writing is intended by the parties as the final and binding expression of their contract and agreement and is a complete and exclusive statement of the terms thereof and supersedes all prior negotiations, representations and agreements, including, but not limited to, the [*] and the [*]executed by NetFlix on [*]and by Best Buy on [*](both of which are hereby terminated).

23.7.	Remedies; Waiver. No failure or delay by either party hereto to exercise any right,

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power or privilege provided hereunder or by applicable law shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power, or privilege preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The remedies provided herein shall be cumulative and shall not be exclusive of any rights or remedies provided by law or equity.

23.8.	Interpretation. This Agreement has been cooperatively and mutually drafted and shall not be construed or interpreted more strictly against either party.

23.9.
Construction.    The words “herein,” “hereof,” hereunder,” “hereto,” and other words of similar import refer to this Agreement as a whole, including the Schedules and Exhibits hereto, as the same may from time to time be amended or supplemented, and not to any particular section, subsection or clause contained in this Agreement. References herein to an Exhibit, Schedule, or Attachment refer to the appropriate Exhibit, Schedule, or Attachment to this Agreement. The word “including” shall always be interpreted as though immediately followed by the phrase “but not limited to.” Whenever necessary or proper herein, the singular imports the plural or vice versa, and masculine, feminine and neuter expressions are interchangeable. Unless otherwise explicitly stated:

23.9.1.	A reference in an Exhibit or Attachment to a Section refers to the appropriate numbered Section within such Exhibit or Attachment and

23.9.2.	All other references to a Section refer to the appropriate numbered Section in the body of this Agreement.

23.10.
No Third Party Beneficiaries.    This Agreement and the rights and obligations created under it shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing in this Agreement, express or implied, is intended or should be construed to confer upon any other person any right, remedy, or claim under or by virtue of this Agreement.

23.11.
Survival.    The following provisions shall survive termination of this Agreement, no matter how terminated: (a) Section 3.2 shall survive for a period of [*] following the earlier of the Termination Date or Expiration Date; (b) Section 3.4 shall survive for the[*], but in no event longer than [*] after the earlier of the Termination Date or Expiration Date; (c) Sections 1, 6, 10, 15, 20, 21, and 22 shall survive termination of this Agreement for a period of [*] following the earlier of the Termination Date or Expiration Date; and (d) Sections 11, 12, and 13.1 and 13.2 shall survive the termination of this Agreement[*].

23.12.	[*].

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Start Date.

BEST BUY CO., INC.	NETFLIX.COM, INC.

By: /s/ Michael London	By: /s/ J. Mitchell Lowe

Name: Michael London	Name: J. Mitchell Lowe

Title: GVP GM	Title: VP Strategic Alliances

Date: 8-17-01	Date: 8/21/01

Best Buy Stores, L.P.

By: BBC Property Co., its general partner	BestBuy.com, Inc.

By: /s/ Joseph M. Joyce	By: /s/ Scott Young

Name: Joseph M. Joyce	Name: Scott Young

Title: SVP	Title: VP / GM Entertainment

Date: 8-15-01	Date: 8/15/01

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EXHIBIT A

Co-branded Site

1.    CO-BRANDED SITE

1.1.	Unless otherwise mutually agreed, the look, feel, and co-branding elements of the Co-branded Site shall be consistent with Attachment A1 attached hereto and incorporated herein by reference.

1.2.	The Co-branded Site shall be hosted by NetFlix[*].

1.3.	Domain to be www.netflix.com/bestbuy, www.netflix.com/samgoody, www.netflix.com/mediaplay, www.netflix.com/oncue, www.netflix.com/suncoast, as applicable.

1.4.	The Co-branded Site shall have Buy Buttons to the same extent and under the same terms as those for the NetFlix Site.

1.5.	The Co-branded Site shall have no [*].

1.6.	The parties agree to cooperate to launch the Co-branded Site in a phased approach as described in Section 5.1.1.

1.7.	Upon Best Buy’s request, NetFlix agrees to [*]in good faith the [*]for providing Best Buy with its own [*]to be [*]by[*].

2.    [*]

2.1.
NetFlix shall maintain [*]and [*]and maintain [*]on such[*]. NetFlix’ [*]and[*], equipment, software, and telecommunications connections shall enable NetFlix to provide the Co-branded Site on and from such [*]within [*]hours of any[*].

3.    [*]

3.1.	NetFlix shall operate and maintain the Co-branded Site in good working order with access [*]to qualified [*]of [*]and persons specifically designated[*].

3.2.	NetFlix shall undertake and perform all [*]to ensure [*]of all [*]Subscriber Information [*]on the Co-branded Site or its host servers, including, without limitation:[*].

4.    [*]

4.1.	All web pages within the Co-branded Site shall be [*]:

4.1.1.	The Co-branded site may [*]that use [*]which may continue [*].

4.1.2.	The Co-branded site may [*]for users with [*]which may be designed[*]appropriate to a [*]as long as such [*]use of the Co-branded Site, or [*]

5.    [*]

5.1.	Subscribers will be subject to [*]posted on [*].

5.2.	A link to each of the [*]shall be clearly and conspicuously posted on every web page within the Co-branded Site where [*]is collected or requested.

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6.    TERMS AND CONDITIONS

6.1.	The terms and conditions governing Subscriber and user access and use of the Co-branded Site and [*] shall be mutually agreed upon by the parties.

7.    [*]

7.1.	In the event the Co-branded Site [*]that [*]user and/or Subscriber [*] the Co-branded Site, [*] for the Co-branded Site shall [*]users and Subscribers of [*]and [*].

8.    CO-BRANDED SITE [*]

8.1.	NetFlix’ [*]shall be such that the Co-branded Site is [*]at least[*].

9.    TECHNOLOGICAL [*]

9.1.	NetFlix shall automatically incorporate technological [*]made to the NetFlix Site into the Co-branded Site within a [*]day period.

10.    CO-BRANDED SITE [*]

10.1.	Subtract [*]from [*]

10.2.	Divide the result of Section 10.1 by [*]

10.3.	The result of Section 10.2 must be [*]to[*].

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EXHIBIT B

1.1.	[*]

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EXHIBIT C

Best Buy’s Promotional Obligations

1.
The parties acknowledge that this Exhibit C may be amended from time to time upon mutual agreement of the parties in order to adapt to the marketplace and the success of certain marketing efforts or promotions.

2.	Pursuant to the promotion calendar attached hereto and incorporated herein by reference as Attachment C1, Best Buy shall:

2.1.	Promote the Co-branded Site in the[*]. Actual placement of any such advertising is in Best Buy’s [*]discretion, provided that Best Buy shall use [*]to reach a total of [*]during the Term.

2.2.	Send [*]marketing materials promoting the Co-branded Site via [*].

2.3.	[*]or arrange for its designated agents to [*], the [*]to the [*] of all [*]that are shipped from [*]to the[*].

2.4.	[*]via promotion of the Co-branded Site on [*]in Best Buy brick and mortar retail stores.

2.5.	[*]via promotion of the Co-branded Site on all in-store [*]in Best Buy brick and mortar retail stores.

2.6.	[*]via promotion of the Co-branded Site on [*]of Best Buy brick and mortar retail stores.

2.7.	[*]the Co-branded Site on the [*]of the www.bestbuy.com homepage. Actual placement [*] shall be in Best Buy’s[*], provided that Best Buy shall use its [*]to achieve[*].

2.8.	[*]the Co-branded Site on the [*]web pages of the Best Buy Site. Actual placement [*] shall be in Best Buy’s[*], provided that Best Buy shall use [*]to achieve[*].

2.9.	[*] the Co-branded Site on [*]of the Best Buy Site. Actual placement [*] shall be in Best Buy’s[*], provided that Best Buy shall use its [*]to achieve[*].

2.10.	[*] the Co-branded Site on Best Buy’s[*]. Actual placement [*] shall be in Best Buy’s[*], provided that Best Buy shall use its [*]to achieve[*].

3.	Best Buy shall use its [*]to place a co-branded insert promoting the Co-branded Site inside the [*]of titles with total sales of at least [*]at Best Buy over the [*]of this Agreement.

3.1.
In the event that logistical issues surrounding this marketing element prevent Best Buy from fulfilling this obligation, NetFlix understands and acknowledges that Best Buy will [*]to perform this marketing effort.

3.2.	NetFlix also understands and acknowledges that certain Best Buy [*]participate in this marketing effort.

3.3.	Best Buy shall use its [*]to place [*] promoting the Co-branded Site on the[*].

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EXHIBIT D

1.1.	[*]

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ATTACHMENT A1

CO-BRANDING EXAMPLES, [*]

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ATTACHMENT C1

PROMOTION CALENDAR

[*]

22